EXHIBIT 4.22

NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT").  NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR THE UNDERLYING SHARES OF COMMON STOCK UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.  THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY, HOWEVER, BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE U.S. SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

No. 2009-022	Issue Date: December 22, 2009

ActiveWorlds Corp., a Delaware corporation (the “Company”), hereby certifies that, for value received Mary Baker or her assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time after the Issue Date set forth above (the “Vesting Date”), 25,000 shares of the Company’s common stock (the “Warrant Shares”), at the Warrant Exercise Price set forth below, at any time until 5:00 p.m., E.S.T on the date five (5) years from the date hereof (the “Expiration Date”). The number and character of the shares of the Company’s common stock (“Common Stock”) issuable upon the exercise of this warrant (this “Warrant”) and the Warrant Exercise Price are subject to adjustment as provided herein. Subject to adjustment as provided herein, the term “Warrant Exercise Price” shall be equal to $0.498 price per share. The Company may reduce the Warrant Exercise Price without the consent of the Holder.

Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement dated December 22, 2009, entered into between the Company and the Investors (the “Securities Purchase Agreement”).

1.           Exercise of Warrant.

1.1.        Number of Shares Issuable upon Exercise.  From and after the Vesting Date through and including the Expiration Date, the Holder hereof shall be entitled to receive, upon exercise of this Warrant in whole in accordance with the terms of subsection 1.2 or upon exercise of this Warrant in part in accordance with subsection 1.3, shares of Common Stock of the Company, subject to adjustment pursuant to Section 4.

1.2.        Exercise Procedures.

(a)           Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder hereof then registered on the books of the Company, pro rata as hereinafter provided, at any time on any business day on or after the opening of business on such business day, commencing on the Vesting Date, and prior to 11:59 P.M. Eastern Time on the Expiration Date, by (i) delivery, in the manner provided in Section 13 hereof, of (a)  a written notice, in the form attached as Exhibit A hereto (the “Exercise Form”), of such Holder’s election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be purchased, and (b) this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction, and  (ii) payment by wire transfer of immediately available funds or by certified or official bank check payable to the order of the Company of an amount equal to the Warrant Exercise Price(s) applicable to the Warrant Shares being purchased, multiplied by the number of Warrant Shares (at the applicable Warrant Exercise Price) as to which this Warrant is being exercised (plus any applicable issue or transfer taxes) (the “Aggregate Exercise Price”).  In the event of any exercise of the rights represented by this Warrant in compliance with this Section 1.2 or in compliance with Section 1.3 below, the Company shall on the third (3rd) business day following the date of receipt by it of each of the Exercise Form, this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction) and the Aggregate Exercise Price (together, the “Exercise Delivery Documents”) either:

•
if the Common Stock is DTC eligible, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Company; or

•
if the Holder who submitted the Exercise Form requested physical delivery of any or all of the Warrant Shares, or, if the Common Stock is not DTC eligible,  issue and surrender to a common carrier for overnight delivery to the address specified in the Exercise Form, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such request.

Upon delivery of the Exercise Delivery Documents, the Holder of this Warrant shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised.  In the case of a dispute as to the determination of the Warrant Exercise Price or the arithmetic calculation of the number of Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within three (3) business day of receipt of the Holder’s Exercise Form.  If the Holder and the Company are unable to agree upon the determination of the Warrant Exercise Price or arithmetic calculation of the number of Warrant Shares within three (3) business day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall immediately submit via facsimile (i) the disputed determination of the Warrant Exercise Price to an independent, reputable investment banking firm or (ii) the disputed arithmetic calculation of the number of Warrant Shares to its independent, outside accountant.  The Company shall cause such investment banking firm or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations.  Such investment banking firm’s or accountant’s determination or calculation, as the case may be, shall be deemed conclusive absent manifest error.

(b)           If within five (5) business days after the Company's receipt of the Exercise Delivery Documents the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company's share register or credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder's exercise hereunder, and if on or after such fifth (5th) business day the Holder purchases (in an open market transaction or otherwise) the number of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within five (5) business days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Warrant Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares.

1.3.        Partial Exercise.  This Warrant may be exercised in part (but not for a fractional share) by surrender of this Warrant in the manner and at the place provided in subsection 1.2 except that the amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (a) the number of whole shares of Common Stock designated by the Holder in the Exercise Form by (b) the Warrant Exercise Price then in effect.  On any such partial exercise, the Company, at its expense, will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant of like tenor, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, the whole number of shares of Common Stock for which such Warrant may still be exercised.

1.4.        Fair Market Value. Fair Market Value of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:

(a)           If the Company's Common Stock is traded on an exchange or is quoted on the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) or the OTC Bulletin Board, then the closing or last sale price, respectively, reported for the last business day immediately preceding the Determination Date;

(b)           If the Company's Common Stock is not traded on an exchange or quoted on the NASDAQ or the OTC Bulletin Board, but is traded in the over-the-counter market, then the average of the closing bid and ask prices reported for the last business day immediately preceding the Determination Date;

(c)           Except as provided in clause (d) below, if the Company's Common Stock is not publicly traded, then as the Holder and the Company agree, or in the absence of such an agreement, by arbitration in accordance with the rules then standing of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be chosen by the Company, one of whom shall be chosen by the Holder, and the third of whom shall be chosen by agreement of arbitrators selected by the Company and the Holder; or

(d)           If the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company's corporate organizational documents, then all amounts to be payable per share to holders of the Common Stock pursuant to the organizational documents in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the organizational documents, assuming for the purposes of this clause (d) that all of the shares of Common Stock then issuable upon exercise of all of the Warrants are outstanding on the Determination Date, shall be payable to the holders of the Warrants, after deducting the Aggregate Exercise Price as if the holders then held the underlying Warrant Shares.

1.5.        Company Acknowledgment. The Company will, at the time of the exercise of this Warrant, upon the request of the Holder, acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

1.6.        Trustee for Warrant Holders. In the event that a bank or trust company shall have been appointed as trustee for the holders of the Warrants pursuant to Subsection 3.2, such bank or trust company shall have all the powers and duties of a Warrant Agent (as hereinafter defined) and shall accept, in its own name for the account of the Company or such successor person as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise of this Warrant pursuant to this Section 1.

2.           Cashless Exercise.

(a)         At the option of the Holder, the Holder may also exercise this Warrant (i) by delivery of Common Stock issuable upon exercise of the Warrants in accordance with Section (b) below or (ii) by a combination of cash and any of the foregoing methods, for the number of shares of Common Stock specified in the Exercise Form (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the Holder per the terms of this Warrant) and the Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock determined as provided herein.

(b)         If the Fair Market Value of one share of Common Stock is greater than the Warrant Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the holder may elect to receive shares of Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being cancelled) by delivery of this Warrant pursuant to Section 1 together with the properly endorsed Exercise Form in which event the Company shall issue to the holder a number of shares of Common Stock computed using the following formula:

X=Y (A-B)
A

Where	X=	the number of shares of Common Stock to be issued to the holder

Y=
the number of shares of Common Stock purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being exercised (at the date of such calculation)

	A=	the Fair Market Value of one share of the Company’s Common Stock (at the date of such calculation)

	B=	Warrant Exercise Price (as adjusted to the date of such calculation)

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date hereof.

3.           Adjustment for Reorganization, Consolidation, Merger, etc.

3.1.        Reorganization, Consolidation, Merger, etc.  In case at any time or from time to time, the Company shall effect any merger, reorganization, restructuring, reverse stock split, consolidation, sale of all or substantially all of the Company’s assets or any similar transaction or related transactions (each such transaction, a “Fundamental Change”), then, in each such case, as a condition to the consummation of such a Fundamental Change, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Section 1, at any time after the consummation of such Fundamental Change, shall receive, in lieu of the Common Stock issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which the Holder would have been entitled upon such consummation of a Fundamental Change if the Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.

If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Warrant, as to the unexercised portion thereof, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock had such Warrant been exercised immediately prior to such reclassification or other change.

3.2.        Dissolution.  In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the holders of the Warrants after the effective date of such dissolution pursuant to this Section 3 to a bank or trust company (a “Trustee”) having its principal office in New York, NY, as trustee for the holders of the Warrants.

3.3.        Continuation of Terms.  Upon any Fundamental Change (and any dissolution following any transfer of all or substantially all of the Company’s properties or assets) referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to any other securities and property receivable on the exercise of this Warrant after the consummation of such Fundamental Change or the effective date of dissolution following any such transfer of all or substantially all of the Company’s properties or assets, as the case may be, and shall be binding upon the issuer of any other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 4.  In the event this Warrant does not continue in full force and effect after the consummation of the Fundamental Change or the effective date of the dissolution following any such transfer of all or substantially all of the Company’s properties or assets described in this Section 3, then only in such event will the Company's securities and property (including cash, where applicable) receivable by the holders of the Warrants be delivered to the Trustee as contemplated by Section 3.2.

4.           Extraordinary Events Regarding Common Stock.  In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Warrant Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Warrant Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Warrant Exercise Price then in effect. The Warrant Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 4.  The number of shares of Common Stock that the Holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (a) the numerator is the Warrant Exercise Price that would otherwise (but for the provisions of this Section 4) be in effect, and (b) the denominator is the Warrant Exercise Price in effect on the date of such exercise.

5.           Certificate as to Adjustments.  In each case of any adjustment or readjustment in the shares of Common Stock issuable on the exercise of this Warrant, the Company will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the Warrant Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder of this Warrant and any Warrant Agent of the Company (appointed pursuant to Section 11 hereof).

6.           Reservation of Stock, etc. Issuable on Exercise of Warrant; Financial Statements.   The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrants, all shares of Common Stock from time to time issuable on the exercise of the Warrants.

7.           Assignment; Exchange of Warrant.  Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a “Transferor”). On the surrender for exchange of this Warrant, with the Transferor's endorsement in the form of Exhibit B attached hereto (the “Transferor Endorsement Form”) and together with an opinion of counsel reasonably satisfactory to the Company that the transfer of this Warrant will be in compliance with applicable securities laws, the Company at its expense, but with payment by the Transferor of any applicable transfer taxes, will issue and deliver to, or according to the instructions of, the Transferor thereof, a new Warrant or Warrants of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor.  No such transfers shall result in a public distribution of this Warrant.

8.           Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any mutilation of this Warrant, on surrender and cancellation of this Warrant, the Company at its expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9.           Registration Rights.  The Holder of this Warrant has been granted certain registration rights by the Company.  These registration rights are set forth in the Securities Purchase Agreement and the Registration Rights Agreement.  The terms of the Securities Purchase Agreement are incorporated herein by reference and shall be applicable to the Warrant Shares.

10.         Warrant Agent.  The Company may, by written notice to the Holder of this Warrant, appoint an agent (a “Warrant Agent”) for the purpose of issuing Common Stock on the exercise of this Warrant pursuant to Section 1, exchanging this Warrant pursuant to Section 7, and replacing this Warrant pursuant to Section 8, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such Warrant Agent.

11.         Transfer on the Company's Books.  Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

12.         Notices.   All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Company: ActiveWorlds Corp c/o Wuhan Kingold Jewelry Co., Ltd., No. 15 Huangpu Science and Technology Park, Jiangan District, Attn: Mr. Jia Zhi Hong, telecopier number: 86-27-65660720, with a copy by telecopier only to 86-27-65460302 and (ii) if to the Holder, to the address and telecopier number listed on the signature page of the Securities Purchase Agreement.

13.         Amendment.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

14.         Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York. Any action brought concerning the transactions contemplated by this Warrant shall be brought only in the state courts of New York or in the federal courts located in the state of New York. By execution of this Warrant, each of the Company and the Holder agrees to submit to the jurisdiction of such courts, and waives their respective rights to a trial by jury, as provided for in Sections 8.9 of the Securities Purchase Agreement.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

ActiveWorlds Corp.

By:	/s/ Paul Goodman
Name: Paul Goodman
Title: President

Exhibit A

EXERCISE NOTICE
(to be signed only on exercise of Warrant)

TO:

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____), hereby notifies the Company that it is exercising this warrant pursuant to:

________  Section 1 - Cash Exercise

________  Section 2 - Cashless Exercise

Section 1 - Cash Exercise.   If section 1 is selected above, please complete the following:

•	I am exercising my right to purchase all of the Shares which I am entitled to purchase under this warrant. The number of shares of Common Stock is __________.

•
I am exercising my right to purchase ________ shares of Common Stock, and request that the Company deliver to me or as I shall designate below a new Warrant representing the right to purchase _______ shares of Common Stock.

The undersigned herewith makes payment of the full exercise price for such shares at an Exercise Price per share of $_______  as provided for in such Warrant.  The total exercise price payable is  $___________.  Such payment takes the form of (check applicable box or boxes):

☐	$__________ in certified or official bank check payable to the order of the Company; or

☐	$_________ by wire transfer of immediately available funds

Section 2 - Cashless Exercise.  If Section 2 is selected above, please complete the following:

The current Fair Market Value of the shares of Common Stock, as defined in this Warrant, is $___________.

•
I am exercising my right to purchase ___________shares of Common Stock, being the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 2.

•
I am exercising my right to purchase _________ shares of Common Stock, and requesting that the Company deliver to me or as I shall request a new Warrant representing the right to purchase _______ shares of Common Stock.

Note - if a Holder choosing to use the Cashless Exercise option provided for in Section 2 of this Warrant is using a combination of cash and cashless means to make payment of the Warrant Exercise Price payable by such Holder, such Holder shall attach a separate schedule which provides such Holder's calculation of the amount of cash being paid, and the number of shares of Common Stock being delivered as payment  Any such cash component takes form of (check applicable box or boxes):

☐	$__________ in certified or official bank check payable to the order of the Company; or

☐	$_________ by wire transfer of immediately available funds

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to _____________________________________________________ whose address is _____________________________________________________________________________________________________
_____________________________________________________________________.

The undersigned requests that the new Warrant required to be delivered to the Holder (if any) be issued in the name of, and delivered to _____________________________________________________ whose address is _____________________________________________________________________________________________________
_____________________________________________________________________

Number of Shares of Common Stock Beneficially Owned on the date of exercise: _________________.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “U.S. Securities Act”), or pursuant to an exemption from registration under the Securities Act.

Dated:___________________
(Signature must conform to name of Holder as specified on the face of the Warrant)

(Address)

Exhibit B

FORM OF TRANSFEROR ENDORSEMENT
(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers to the person(s) named below under the heading “Transferees” the right represented by the within Warrant to purchase the number of shares of Common Stock of ActiveWorlds Corporation specified under the heading “Number Transferred” opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of ActiveWorlds with full power of substitution in the premises.

Number of total shares represented by this Warrant ___________________

Transferee	Rights to purchase shares transferred (total)

Dated: ______________, ___________
(Signature must conform to name of Holder as specified on the face of the warrant)

Signed in the presence of:

(Name)
(address)

ACCEPTED AND AGREED:
[TRANSFEREE]
(address)

(Name)